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                                             Exhibit 99.2



News
Release                                                                   TXU


1601 Bryan Street
Dallas, Texas 75201-3411

                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------

      TXU Announces Pricing of $475 Million of Convertible Senior Notes

DALLAS - July 9, 2003 - TXU (NYSE: TXU) announced today the pricing of $475 million of floating rate convertible senior notes due 2033. TXU expects to lower its cost of borrowings and letters of credit and improve its liquidity by using the net proceeds of the offering as collateral for a five year revolving credit facility. Under this facility loans may be made to repay other indebtedness and letters of credit may be issued for the benefit of TXU and its subsidiaries.

TXU has granted the initial purchasers an option for a period of 13 days to purchase up to an additional $65 million of the notes.

The notes will bear floating regular interest at an annual rate equal to 3-month LIBOR, reset quarterly, plus 150 basis points, and payable in arrears quarterly commencing October 15, 2003. The notes will bear additional contingent interest during periods after July 15, 2008 if the average trading price of the notes for a specified period exceeds 120% of the principal amount of the notes.

The notes will have an initial conversion rate of 28.9289 shares of TXU common stock per $1,000 principal amount of notes, which equates to an initial conversion price of $34.5675 per share. The conversion rate is subject to adjustments in certain circumstances. The notes will be convertible at the conversion rate until maturity if (1) during any fiscal quarter the market price of TXU common stock is above $41.481 per share for a specified period; (2) TXU calls the notes for redemption; (3) the trading price of the notes falls below 95% of the conversion value of the notes for a specified period; or (4) certain specified corporate transactions occur. Should the holders elect to convert the notes, TXU has the option to settle the conversion in cash, common stock or a combination of both.

The notes will be redeemable by TXU at par, plus accrued and unpaid interest, beginning July 15, 2008. The holders will be entitled to require TXU to purchase the notes at par, plus accrued and unpaid interest, on July 15, 2008, July 15, 2013, July 15, 2018, July 15, 2023 and July 15, 2028. The holders will be entitled to require TXU to purchase the notes if certain corporate transactions occur.

This release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers and to certain non-US persons under Regulation S under the Securities Act of 1933. The notes being offered and the common stock issuable should the notes be converted have not been registered under the United States federal or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the company's SEC filings.

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